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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-68918 of MFS Capital Opportunities Fund, a Series of MFS Series Trust VII, of our report dated January 21, 2005 appearing in the annual report to shareholders for the year ended November 30, 2004, and to the references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 28, 2005